                                                                    EXHIBIT 99.2

                         [Apache Corporation Letterhead]



CONTACTS:

(Media):                Bill Mintz              (713/296-7276)
                        Tony Lentini            (713/296-6227)

(Investor):             Robert Dye              (713/296-6662)

(Web site):             www.apachecorp.com



                                           FOR RELEASE AT 7:30 A.M. CENTRAL TIME



           APACHE TO ACQUIRE OCCIDENTAL'S GULF OF MEXICO INTERESTS
             56.8 MILLION BBLS OF OIL EQUIVALENT FOR $385 MILLION

      Houston, July 20, 2000--Apache Corporation (NYSE: APA) today announced a two-part structured agreement to acquire an Occidental Petroleum (NYSE: OXY) subsidiary that owns interests on the Outer Continental Shelf of the Gulf of Mexico and to acquire that subsidiary's natural gas production for a total of $385 million, a portion of which will be paid in future years, and subject to normal post-closing adjustments.

      The interests comprise properties in 32 fields, half of them operated, on 93 blocks with total proved reserves of 56.8 million barrels of oil equivalent. Included in the package is proprietary 3-D seismic data on 113 blocks covering 1,022 square miles.

      The transaction is expected to close by August 15, 2000, subject to satisfaction of customary closing conditions, with an effective date of July 1. It is expected to add immediately to Apache's per-share earnings and cash flow.

                                       -more-

APACHE ACQUISITION - ADD 1

      Year-to-date, Apache has announced or completed cash acquisitions totaling $860 million, including Crescendo (western Oklahoma and the Texas Panhandle) in January and Collins & Ware (South Texas and the Permian Basin) in June.

      In total, the acquisitions have added reserves of 184 million barrels of oil equivalent (boe) at a cost of $4.67 per boe and daily production of 190 million cubic feet (MMcf) of gas and 14,000 barrels of liquids.

      Apache estimates net production from the Occidental properties through yearend to average 107 MMcf of gas per day and 7,800 barrels of oil per day. Apache estimates the proved reserves have a six-year reserve life.

      "These are excellent assets with upside potential we can realize through the drill bit," said G. Steven Farris, Apache's president and chief operating officer. "In addition, much of the acreage is near or adjacent to Apache blocks and compliments our existing 3-D seismic data and operations."

      He said the company has identified 50 drilling locations and 150 behind-pipe recompletion opportunities.

      Farris said Apache has protected the economics of the transaction with a "collar" while preserving the potential for significantly higher gas-price realizations.

      Apache also announced that it expects to commence an offering of 7 million shares of common stock through underwriters managed by Merrill Lynch & Co., Goldman Sachs & Co., Salomon Smith Barney and Credit Suisse First Boston. Proceeds will be used to pay down short-term debt incurred with Apache's year 2000 acquisitions.

                                     -more-

APACHE ACQUISITION - ADD 2

      "We're in an ideal environment for Apache to capitalize on opportunities for adding value, just as we have in the past," Farris said. "This offering will enhance Apache's financial flexibility to build upon our track record."

      Apache Corporation is a large gas and oil independent with operations in the United States, Canada, Egypt, Western Australia, Poland and China.

      The foregoing news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding the closing of acquisitions and Apache's reserves, reserve life, drilling and completion opportunities, production, operational performance and cost, negotiation and execution of new third-party processing agreements, commencement of an equity offering and use of proceeds therefrom, earnings and cash flow. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.

                                      -end-